Clearant, Inc. Announces NASDAQ Pending Symbol Change from CLRI to CLRA

LOS ANGELES, CA September 5, 2007 – Clearant, Inc. (OTCBB: CLRI) announces that they have filed notification of a proposed reverse stock split to NASDAQ. In connection with this reverse stock split, NASDAQ has notified the Company that effective September 6, 2007, Clearant’s symbol will change from CLRI to CLRA. Clearant’s common stock will continue to trade on the OTC Bulletin Board on a split-adjusted basis, under this new stock symbol.

On August 3, 2007, after recommendation by Clearant’s board of directors, the holders of a majority of Clearant’s common stock approved an amendment to the Company’s Certificate of Incorporation to permit Clearant to effect a reverse stock split of its common stock. The reverse stock split is effective as of August 23, 2007.

Stockholders are not required to return their stock certificates for new certificates; however, stockholders may voluntarily exchange their certificates through the American Stock Transfer and Trust Company (http://www.amstock.com).

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process®, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company has distributed implants sterilized by the Clearant Process® directly to surgeons, hospitals and clinics since June 2006. In addition, Clearant licenses the Clearant Process®, and provides its patented sterilization services, to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process® sterile implants supplied by one of the Company’s licensed partners. The Clearant Process®, unlike its various competitors, is applied in the final packaging and reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.